Investor Relations Contacts:
Patrick T. Mooney, M.D. CEO Echo Therapeutics 508-530-0329

Melanie Friedman Stern Investor Relations 212-362-1200
Echo Therapeutics Announces Agreement for $2,000,000 Debt Financing
Franklin, MA – March 25, 2008 – Echo Therapeutics (OTCBB: ECTE) today announced that it has entered into a debt financing agreement providing for the sale, at the Company’s option, of up to $2,000,000 of original issue discount senior secured notes to Imperium Master Fund, Ltd., together with warrants to purchase up to 634,920 shares of the Company’s common stock at an exercise price of $2.00 per share.
“This strategic debt facility offers us a timely and non-dilutive way to advance our core product development programs in this challenging equity capital market,” stated Patrick Mooney, M.D., Echo’s Chairman and Chief Executive Officer. “In particular, in the near term, we look forward to initiating additional studies of our Symphony™ tCGM System for glucose monitoring in the diabetes home use and hospital critical care settings.”
Transaction Details
The debt financing agreement provides for, at Echo’s option, the sale and issuance of up to an aggregate $2,000,000 of original issue discount senior secured notes (Notes) in four equal tranches. Echo is not required to make monthly cash payments of principal and interest under the Notes. Instead, the outstanding principal of each Note sold will accrete in value at an annual rate of 10%, compounded monthly, resulting in a total principal amount of approximately $552,356 due for each Note at maturity. Upon Echo’s completion of an equity financing in one or more series of transactions totaling at least $5,000,000, the aggregate amount due for each Note sold under the agreement will be reduced from $552,356 to $546,903 and the annual accretion value will be reduced from 10% to 9%.
Each Note will mature twelve months after the date of the issuance, subject to extension to 24 months after the date of issuance if Echo completes an equity financing in one or more series of transactions totaling at least $5,000,000 before October 31, 2008. Echo has the right to repay the principal amount of the Notes in cash, in whole, but not in part, prior to maturity at a premium of 1.02 times the unpaid principal plus any other amount due under the Notes.

Echo issued the initial Note and the warrants concurrently with the execution of the debt financing agreement in exchange for gross proceeds in the amount of $500,000. Echo now has the option, exercisable in its sole discretion, to sell to the holder of the initial Note, an additional Note on each of April 24, 2008, May 24, 2008 and June 24, 2008 (each, a Drawdown) at a purchase price of $500,000. To terminate a scheduled Drawdown, Echo must notify the Note holder at least ten (10) days prior to the date of such Drawdown.
The obligations under the Notes are secured by a security interest in all of the assets of Echo and its subsidiaries. Both of Echo’s subsidiaries also guaranteed Echo’s obligations under the Notes.
The warrants issued in connection with the execution of the agreement have a five year term and contain weighted-average anti-dilution protection. Echo agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the Echo common stock issuable upon conversion of the warrants.
The securities issued in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
About Echo Therapeutics
Echo Therapeutics is focused on transdermal medical devices and specialty pharmaceuticals. Echo is developing next-generation, non-invasive, wireless, transdermal continuous glucose monitoring (tCGM) systems for people with diabetes and for use by healthcare professionals in hospital critical care units worldwide, and novel topical reformulations of FDA-approved products.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking information that involves risks and uncertainties, including statements regarding Echo’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding Echo’s execution of an agreement providing for $2 million in debt financing.
Echo’s transdermal continuous glucose monitoring systems have not yet been approved for sale. The regulatory approval process for its tCGM systems involves, among other things, successfully completing clinical trials and obtaining a premarket approval, or PMA, from the FDA. The PMA process requires Echo to prove the safety and efficacy of its tCGM systems to the FDA’s satisfaction. This process can be expensive and uncertain, and there is no guarantee that Echo will be able to submit a PMA for its tCGM system or that its tCGM system will be approved by the FDA in any specific timeframe or at all. In addition, clinical testing of Echo’s products and eventual commercialization of its products are subject to all of the risks and uncertainties set forth in its periodic reports filed with the Securities and Exchange Commission.
Factors that could adversely affect Echo’s business and prospects are described in Echo’s filings with the Securities and Exchange Commission. Echo expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Echo’s expectations or any change in events, conditions or circumstances on which any such statement is based.

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